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------
FORM 4
------                                          U.S. SECURITIES AND EXCHANGE COMMISSION
[ ] Check box if no longer                              WASHINGTON, DC 20549
    subject to Section 16. Form
    4 or Form 5 obligations may            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    continue. See Instruction 1(b).

          Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person(1)|2. Issuer Name and Ticker or Trading Symbol     |6. Relationship of Reporting Person
                                         |                                                 |      to Issuer (Check all applicable)
Willard        James           T.        |    Keebler Foods Company (KBL)                  |           Director        10% Owner
-------------------------------------------------------------------------------------------|     -----            -----
(Last)        (First)       (Middle)     |3. IRS Identification  |  4. Statement for       |       X   Officer (give title below)
                                         |   Number of           |     Month/Year          |     -----
                                         |   Reporting Person,   |                         |           Other (specify below)
                                         |   if an Entity        |      March, 2000        |     -----
677 Larch Avenue                         |   (Voluntary)         |                         |   Senior Vice President - Operations
-----------------------------------------|                       |-------------------------|----------------------------------------
               (Street)                  |                       |  5. If Amendment,       |7. Individual or Joint/Group Filing
                                         |                       |     Date of Original    | X (Check applicable line)
                                         |                       |     (Month/Year)        | -- Form Filed by One Reporting Person
Elmhurst          IL             60126   |                       |                         |
-----------------------------------------|-------------------------------------------------| -- Form Filed by More than One
(City)          (State)          (Zip)   |                                                 |    Reporting Person
                                         |                                                 |
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                             TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Security                  |2. Transaction| 3. Transaction|4. Securities Acquired (A)| 5. Amount of|6. Owner- |7. Nature
   (Instr. 3)                         |   Date       |    Code       |   or Disposed of (D)     | Securities  |   ship   | of
                                      |              |    (Instr. 8) |   (Instr. 3, 4 and 5)    | Beneficially| Form:    | Indirect
                                      |              |               |                          | Owned at End| Direct   | Bene-
                                      |              |---------------|--------------------------| of Month    | (D) or   | ficial
                                      |              |       |       |        | (A)  |          | (Instr. 3   | Indirect | Owner-
                                      |  (Month/Day/ |       |       |        |  or  |          |   and 4)    | (I)      | ship
                                      |   Year)      |  Code |  V    | Amount | (D)  |  Price   |             |(Instr. 4)|(Instr. 4)
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
Common Stock, par value $.01          |   3/3/00     |   M   |       |  5,300 |   A  |   $1.74  |             |    I     |   (1)
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
Common Stock, par value $.01          |   3/3/00     |   S   |       |  5,300 |   D  |  $26.00  |             |    I     |   (1)
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
Common Stock, par value $.01          |   3/7/00     |   M   |       |  3,000 |   A  |   $1.74  |             |    I     |   (1)
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
Common Stock, par value $.01          |   3/7/00     |   S   |       |  3,000 |   D  |  $25.25  |             |    I     |   (1)
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
Common Stock, par value $.01          |   3/7/00     |   S   |       | 50,318 |   D  |  $26.00  |             |    I     |   (1)
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
Common Stock, par value $.01          |   3/9/00     |   M   |       | 31,700 |   A  |   $1.74  |             |    I     |   (1)
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
Common Stock, par value $.01          |   3/9/00     |   S   |       | 31,700 |   D  |  $25.57  |             |    I     |   (1)
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
Common Stock, par value $.01          |  3/16/00     |   M   |       | 16,600 |   A  |   $1.74  |             |    I     |   (1)
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
Common Stock, par value $.01          |  3/16/00     |   S   |       | 16,600 |   D  |  $26.38  |             |    I     |   (1)
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
Common Stock, par value $.01          |  3/16/00     |   M   |       | 30,000 |   A  |   $1.74  |             |    I     |   (1)
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
Common Stock, par value $.01          |  3/16/00     |   S   |       | 30,000 |   D  |  $26.25  |             |    I     |   (1)
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
Common Stock, par value $.01          |  3/20/00     |   M   |       | 13,400 |   A  |   $1.74  |             |    I     |   (1)
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
Common Stock, par value $.01          |  3/20/00     |   S   |       | 13,400 |   D  |  $26.25  |             |    I     |   (1)
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|----------|---------
Common Stock, par value $.01          |              |       |       |        |      |          |      0      |          |
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FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1. Title of Derivative  | 2. Conver-  |3. Trans- |4. Trans-   |5. Number of      |6.  Date Exer-  |7. Title and Amount |8. Price
   Security             |    sion or  |   action |   action   |   Derivative     |    cisable and |   of Underlying    |   of
   (Instr. 3)           |    Exercise |   Date   |   Code     |   Securities Ac- |    Expiration  |   Securities       |   Deriv-
                        |    Price of |  (Month/ |  (Instr. 8)|   quired (A) or  |    Date        |   (Instr. 3 and 4) |   ative
                        |    Deriv-   |   Day/   |            |   Disposed of (D)|    (Month/Day/ |                    |   Secur-
                        |    ative    |   Year)  |            |   (Instr. 3, 4,  |    Year)       |                    |   ity
                        |    Security |          |            |   and 5)         |                |                    |  (Instr. 5)
                        |             |          |            |                  |-------------------------------------|
                        |             |          |            |                  |Date   |Expira- |        | Amount or |
                        |             |          |-------------------------------|Exer-  |tion    |  Title | Number of |
                        |             |          |  Code |V   | (A)    |(D)      |cisable|Date    |        | Shares    |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        | Common |           |
Option (to buy)         |  $1.74      |  3/3/00  |   M   |    |  5,300 |         |immed. |  (1)   | Stock  |    5,300  |    --
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
Option (to buy)         |  $1.74      |  3/7/00  |   M   |    |  3,000 |         |immed. |  (1)   | Stock  |    3,000  |    --
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
Option (to buy)         |  $1.74      |  3/9/00  |   M   |    | 31,700 |         |immed. |  (1)   | Stock  |   31,700  |    --
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
Option (to buy)         |  $1.74      | 3/16/00  |   M   |    | 16,600 |         |immed. |  (1)   | Stock  |   16,600  |    --
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
Option (to buy)         |  $1.74      | 3/16/00  |   M   |    | 30,000 |         |immed. |  (1)   | Stock  |   30,000  |    --
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
Option (to buy)         |  $1.74      | 3/20/00  |   M   |    | 13,400 |         |immed. |  (1)   | Stock  |   13,400  |    --
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
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
9. Number of      |    10. Ownership       |       11. Nature of
   Derivative     |        Form of         |           Indirect
   Securities     |        Derivative      |           Beneficial
   Beneficially   |        Security:       |           Ownership
   Owned at End   |        Direct (D)      |           (Instr. 4)
   of Month       |        or Indirect (I) |
   (Instr. 4)     |        (Instr. 4)      |
------------------|------------------------|------------------------------
                  |        I               |           (3)
------------------|------------------------|------------------------------
                  |        I               |           (3)
------------------|------------------------|------------------------------
                  |        I               |           (3)
------------------|------------------------|------------------------------
                  |        I               |           (3)
------------------|------------------------|------------------------------
                  |        I               |           (3)
------------------|------------------------|------------------------------
                  |        I               |           (3)
------------------|------------------------|------------------------------
   284,206(2)     |        I               |           (3)
--------------------------------------------------------------------------

Explanation of Responses:

(1) Upon the earlier of (a) ten (10) years from the date of grant, (b) 90 days after the date of termination from service other than for cause, death or permanent disability or (c) first anniversary after termination from service by reason of death or permanent disability.

(2) 83,250 options were issued under 1998 Omnibus Stock Incentive Plan and 225,956 options were issued under the 1996 Stock Option
    Plan.

(3) The options are held by the James T. Willard Living Trust dated October 14, 1998 (the "Living Trust"). The Reporting Person and
    his wife are co-trustees of the Living Trust, the beneficiaries of which are the Reporting Person and various members of the
    Reporting Persons' family.

                                                                                       /s/ Thomas E. O'Neill          April 10, 2000
   Note File three copies of this form, one of which must be manually signed.       --------------------------------  --------------
   If space provided is insufficient, see Instruction 6 for procedure.              Signature of Reporting Person         Date
                                                                                    By: Thomas E. O'Neill
   Potential persons who are to respond to the collection of Information contained  Attorney-in-Fact for
   in this form are not required to respond unless the form displays a currently    James T. Willard
   valid OMB control number.

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